                                                                   Exhibit 99(a)

                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD - SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                            CREDITACCEPTANCE.COM

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                             DATE: APRIL 18, 2006

                                    INVESTOR RELATIONS: DOUGLAS W. BUSK
                                                        TREASURER
                                                        (248) 353-2700 EXT. 4432
                                                        IR@CREDITACCEPTANCE.COM

                                    PINK SHEETS SYMBOL: CACC

                    CREDIT ACCEPTANCE ANNOUNCES COMPLETION OF
                       $100 MILLION ASSET BACKED FINANCING

SOUTHFIELD, MICHIGAN - APRIL 18, 2006 - CREDIT ACCEPTANCE CORPORATION (PINK
SHEETS: CACC) (the "Company") announced today the completion of a $100.0 million asset-backed non-recourse secured financing, its twelfth asset-backed financing. Pursuant to this transaction, the Company contributed dealer loans having a net book value of approximately $133.5 million to a wholly owned special purpose entity which transferred the dealer loans to a Trust, which issued $100.0 million in notes to qualified institutional investors. The proceeds will be used by the Company to repay outstanding indebtedness. The notes bear interest at a fixed rate of 5.36%. The expected annualized cost of the financing, including underwriter's fees, insurance premiums and other costs, is approximately 7.6%. It is anticipated that the notes will be repaid in approximately 17 months.

This transaction represents the Company's third sale of notes to qualified institutional investors under SEC Rule 144A. Radian Asset Assurance issued the primary financial insurance policy in connection with the transaction, while XL Capital Assurance issued a backup insurance policy. The policies guarantee the timely payment of interest and ultimate repayment of principal on the final scheduled distribution date. The notes are rated "Aaa" by Moody's Investor Services and "AAA" by Standard & Poor's Rating Services.

The Company will receive 6.0% of the cash flows related to the underlying consumer loans to cover servicing expenses. The remaining 94.0%, less amounts due to dealer-partners for payments of dealer holdback, will be used to pay principal and interest on the notes as well as the ongoing costs of the financing. Using a unique financing structure, the Company's contracted relationship with its dealer-partners remains unaffected with the dealer-partners' rights to future payments of dealer holdback preserved.

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Pink Sheets under the symbol CACC. For more information, visit creditacceptance.com.